EXHIBIT 5.1

             [LETTERHEAD OF FISCHBEIN o BADILLO o WAGNER o HARDING]

September 6, 2002

Boundless Corporation
100 Marcus Boulevard
Hauppauge, New York 11788

      Re: Boundless Corporation Amended Registration Statement on Form S-3
          (No. 333-72258)
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Dear Sirs:

      In connection with the Amended Registration Statement on Form S-3 (the "Registration Statement") to be filed by Boundless Corporation, a Delaware Corporation (the "Company"), under the Securities Act of 1933, as amended, relating to the resale by certain stockholders of the Company of up to an aggregate of 1,817,569 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company, of which 759,692 shares (the "Warrant Shares") may be obtained by certain of the stockholders upon the exercise of warrants, we as counsel for the Company, have examined such corporate records, other documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

      Upon the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized and are legally issued, fully paid and non-assessable, except that the Warrant Shares will be legally issued, fully paid and non-assessable when issued in accordance with the terms of the corresponding warrants.

      We consent to the filing of this opinion as an exhibit to the Amended Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein and elsewhere in the Amended Registration Statement and Prospectus.

                                    Very truly yours,
                                    /s/ Fischbein o Badillo o Wagner o Harding